EXHIBIT 10.17
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated September 3, 2025 (the “Effective Date”), is between Spectrum Brands Holdings, Inc. (together with its subsidiaries, the “Company”) and Jeremy W. Smeltser (who in this Agreement is referred to as “Executive” or “I” or “me” or “my,” as the context dictates). Collectively, the Company and Executive are referred to as the “Parties”.
1.Background and Employment Termination.
(a)The Company has made the decision to terminate Executive’s employment effective as of the date set forth in Section 1(d) below (the date of Executive’s termination, the “Separation Date”). I understand that my employment with the Company will end on the Separation Date, for reasons that have been explained to me. Pursuant to the terms of the Employment Agreement, dated September 9, 2019, between me and the Company (the “Employment Agreement”), I understand that my employment with the Company is being terminated “without Cause” and as such, I will be entitled to receive certain severance benefits subject to my continuing compliance with certain post-termination obligations, as set forth in more detail in this Agreement (which incorporate certain provisions of my Employment Agreement and my equity award agreements) (and the payments in this Agreement will be in full satisfaction of any obligations of the Company under the Employment Agreement, as well as any other agreement, offer letter, or contract Executive has or may have with the Company).
(b)The Parties both desire an amicable separation and to fully and finally settle any differences that may exist between them on the terms set forth in this Agreement. I acknowledge, agree and represent that I have been paid and have received all compensation and/or other amounts due that I have earned on or before the date I sign this Agreement, including but not limited to all wages, salary, bonuses, incentive compensation, accrued and used vacation, sick and personal day pay except for base salary earned but not yet paid, and to be paid in arrears, under the Company’s payroll practices, which will be paid in the next payroll cycle in accordance with such normal practices. I further agree that the Company’s payment and my receipt of all compensation due, which was earned on or before the date I sign this Agreement, is not and has not been conditioned upon my execution of this Agreement.
(c)Effective as of September 3, 2025, Executive’s title shall be changed to “Senior Finance Executive”. From September 3, 2025 until the Separation Date, Executive shall perform such reasonable requests as directed by the Company’s Chief Executive Officer (“CEO”) or his designees, including, but not limited to, assisting the CEO or his designees with the transition of the new Chief Financial Officer of the Company. From September 3, 2025 until December 31, 2025, subject to continued employment, Executive shall continue to be paid his base salary at the rate in effect on the Effective Date.
(d)Executive’s Separation Date will be December 31, 2025, and, as of such date, it is agreed and understood that Executive shall not be eligible to participate in:
(i)any Company benefit programs other than medical, dental and other benefit programs which he is entitled and as set forth in Section 2(d) and (e); or

(ii)any other Company compensation, incentive or equity programs, including, the Fiscal 2026 Management Incentive Plan (“MIP”) and the Fiscal 2026 long-term incentive plan (any Company long-term incentive plan, “LTIP”), except for Executive receiving, in each case in accordance with the terms of this Agreement, (x) continuing base salary payments through December 31, 2025, (y) payout of the MIP and LTIP grants, and the prorated portion of the 2026 MIP bonus, in each case as set forth in Section 2 hereof, and (z) accrued but unused vacation in accordance with the Company’s policies.
Except as explicitly specified in Section 2, Executive’s right to participate in any other compensation program of the Company or retain any unvested equity shall be forfeited and terminated. The payments and benefits described in Section 2 are not intended to result in any duplication of any compensation or benefits plans, policies, programs, agreements or arrangements of the Company. I acknowledge and agree that except as set forth herein, I will not be eligible to receive any portion of any other bonus plans, equity award programs or any other bonus or payments, and I do not have any other equity or equity based awards of the Company or any of its affiliates to which I am entitled and that I will not receive any equity awards for Fiscal 2026 or thereafter. I further agree and acknowledge that by entering into this Agreement, I have no rights to terminate my employment for Good Reason (as defined in the Employment Agreement) prior to the Separation Date.
2.Severance Pay and Benefits. In return for the execution of this Agreement and it becoming effective (see Section 14), and me complying with and honoring all of its terms (including the Bring Down Agreement per Section 21), the Company will provide me with the following pay and benefits.
(a)Severance. Subject to Executive not being terminated for Cause or resigning prior to the Separation Date, Executive shall receive severance pay equal to the sum of (1) $900,000, which is equal to eighteen months of my current base salary (the “Salary Continuation Pay”), and (2) $510,000 (the “Severance Bonus”), which is equal to the bonus payable to Executive under the Company’s annual bonus plan at target performance goals. The Salary Continuation Pay and the Severance Bonus shall each be paid in cash, subject to my compliance with Section 24, in approximately equal monthly installments over an eighteen-month period (the “Severance Period”) commencing with the first payroll following the Separation Date and the date on which both this Agreement and the Bring Down Agreement become effective and irrevocable (see Section 14 and Section 21).
(b)Annual Bonus. Subject to Executive not being terminated for Cause or resigning prior to the Separation Date, Executive shall be paid: (1) his annual bonus for Fiscal 2025 to the extent earned (and to the extent performance targets are satisfied) by Executive based on actual performance pursuant to the Company’s Fiscal 2025 annual bonus plan, in accordance with the Employment Agreement, with such payment being made at the same performance level as the other named executive officers (“NEOs”) and at the same time that bonuses are paid to other executives of the Company for Fiscal 2025; and (2) a pro-rata portion of his annual bonus for Fiscal 2026 (with such pro-ration based on the number of weeks Executive worked during such fiscal year prior to the Separation Date) to the extent earned (and to the extent performance targets are satisfied) by Executive based on actual performance pursuant to the Company’s Fiscal 2026 annual bonus plan, in accordance with the Employment Agreement with such payment being made at the same performance level as the other NEOs and at the same time that bonuses are paid to other executives of the Company for Fiscal 2026.
(c)Long-Term Equity Grants. I acknowledge having previously received certain equity awards pursuant to the Spectrum Brands Holdings, Inc. LTIP program for Fiscal 2023 (“2023 LTIP Award”), Fiscal 2024 (“2024 LTIP Award”), Fiscal 2025 (“2025 LTIP Award”), and a special, one-time retention grant (“2024 Retention Award” and, collectively with the 2023 LTIP Award, the 2024 LTIP Award and the 2025 LTIP Award, the “LTIP Awards”). Subject to Executive not being terminated for Cause or resigning prior to the Separation Date:
(i)2023 LTIP Award. Executive shall (i) vest in the entire portion of the unvested time-based portion of Executive’s 2023 LTIP Award and receive 7,108 shares of common stock of Spectrum Brands Holdings (“Common Stock”) and (ii) be eligible to vest in the unvested performance-based portion of the 2023 LTIP Award and receive earned shares of Common Stock based on achievement of the performance metrics thereunder.
(ii)2024 LTIP Award. Executive shall receive 4,718 shares of Common Stock, representing the pro-rata vesting of the unvested time-based portion of the 2024 LTIP Award on the Separation Date. For the avoidance of doubt, any other portion of the 2024 LTIP Award (including the performance-based portion and any remaining time-based portion) shall not continue to vest and shall be forfeited in its entirety as of the Separation Date.
(iii)2025 LTIP Award. Executive shall receive 1,829 shares of Common Stock, representing the pro-rata vesting of the unvested time-based portion of the 2025 LTIP Award on the Separation Date. For the avoidance of doubt, any other portion of the 2025 LTIP Award (including the performance-based portion and any remaining time-based portion) shall not continue to vest and shall be forfeited in its entirety as of the Separation Date.
(iv)2024 Retention Award. Executive shall receive (i) 9,437 shares of Common Stock representing the entire first tranche of the 2024 Retention Award, and (ii) 1,834 shares of Common Stock representing the pro-rata vesting of the second tranche of the 2024 Retention Award on the Separation Date.
(d)Health Benefits. From now until the Separation Date and thereafter during the Severance Period, the Company shall provide Executive and his dependents medical and dental benefits substantially similar and with similar costs to those provided to other executives of the Company, subject to Executive timely electing COBRA coverage (“Continuation Benefits”). Continuation Benefits otherwise receivable by Executive pursuant to this Section 2(d) shall cease immediately upon the discovery by the Company of Executive’s breach of any of the covenants contained in this Agreement or otherwise, including Sections 6 and 7 of the Employment Agreement. In addition, Continuation Benefits otherwise receivable by Executive pursuant to this Section 2(d) shall be reduced to the extent benefits of the same type are received by or made available to Executive during the Severance Period following Executive’s termination of employment (and any such benefits received by or made available to Executive shall be reported to the Company by Executive).
(e)Other Benefits.
(i)The Company maintains a leased car program for Executive Vice Presidents (“EVPs”), under which the EVPs are provided a stipend per fiscal year for their car leases. For the avoidance of doubt, subject to Executive not being terminated for Cause or resigning prior to the Separation Date, Executive will be an EVP when this stipend is provided for Fiscal 2026 and as a result Executive will receive a lump-sum payment under this program for Fiscal 2026 on or about December 15, 2025 and will be permitted to continue utilizing Executive’s Company-leased vehicle following the date hereof until the Separation Date (the “Fiscal 2026 Vehicle Stipend”). Prior to or promptly following the Separation Date (or such other date agreed to otherwise), Executive may at his sole expense purchase the vehicle and the Company will provide Executive with reasonable assistance. The Company shall have no financial obligations in connection with providing such assistance. Executive understands and acknowledges that he shall not be entitled to any other compensation or reimbursement related to his leased vehicle other than the Fiscal 2026 Vehicle Stipend.
(ii)The Company provides a financial and tax assistance program under which EVPs are provided a stipend each fiscal year. For the avoidance of doubt, subject to Executive not being terminated for Cause or resigning prior to the Separation Date, Executive will be an EVP when this stipend is provided for Fiscal 2026 and as a result Executive will receive a lump-sum payment under this program for Fiscal 2026 on or about December 15, 2025 (the “Financial Planning Stipend”). Executive acknowledges and agrees that other than the Financial Planning Stipend, Executive shall not be eligible to receive any other compensation or stipend related to financial planning and/or tax activities for 2026 or thereafter.
(iii)The Company provides contributions towards life insurance for its EVPs each fiscal year. For the avoidance of doubt, subject to Executive not being terminated for Cause or resigning prior to the Separation Date, the Company shall continue making contributions to Executive’s Executive Life Insurance benefit following the date hereof and until the Separation Date, at such times and amounts consistent with past practice. Prior to or promptly following the Separation Date (or such other date agreed to otherwise), Executive may at his sole expense transfer the insurance policy to himself, and Executive shall be solely responsible for continuing the policy. The Company will provide Executive with reasonable assistance with such transfer. The Company shall have no financial obligations in connection with providing such assistance.
3.Acknowledgement. I understand that the severance pay and benefits provided in Section 2 will not be paid or provided unless I accept this Agreement and the Bring Down Agreement, and they become effective, and I continue to honor all of their terms.

4.Release.
(a)In consideration of the compensation and severance payments set forth in this Agreement (including Section 2), I agree and understand that my acceptance of this Agreement means that, except as stated in Section 7, I am knowingly, voluntarily, fully, finally, and completely forever waiving and giving up each and every claim, grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature against the Company, its incorporated and unincorporated subsidiaries and affiliates and any successors or assigns of the foregoing, as well as each of their current or former employees, attorneys, partners, members, agents, assigns, representatives, designees, insurers, benefit plans and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective current or former officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees, and the assigns, heirs, privies, predecessors, successors, and insurers of each such person or entity in their individual, corporate, or official capacities (collectively, the “Releasees”), including, without limitation, all claims that in any way relate to, arise from, or are in any way connected with my employment with and/or separation from the Company and its affiliates, regardless of whether or not same (i) is presently known or unknown, (ii) has been specifically referenced, claimed, or asserted by me, or (iii) is statutory, contractual, or at common law in nature or basis. I acknowledge and agree that I am not aware of any unlawful activity or accounting or other disputes with the Company and the separation of employment is not as a result of any accounting dispute. Without limiting the generality or comprehensiveness of the above, I knowingly, voluntarily, fully, finally, and completely waive, release, and forever discharge the Releasees from all known and unknown claims, actions, causes of action, or demands existing as of the date of this Agreement, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; any claims I may have under, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Worker Benefits Protection Act, the Family and Medical Leave Act of 1993, the statutory and regulatory laws and common law of Wisconsin, Missouri, and any other state, municipality, or locality, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other civil rights statutes; harassment, discrimination, and/or retaliation because of protected characteristics (including, sex, race, color, national origin, religion, age, disability, veteran’s status), the filing of a workers’ compensation claim, or other protected classification; failure to accommodate; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss or diminution in value; negligence; gross negligence; assault or battery; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.
(b)Waiver of Unknown Claims. It is my intention and the Company’s intention that the release under Section 4(a) above should be construed in the broadest sense possible and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected, that I may have against the Company, and its agents, successors, assignees and representatives. I further acknowledge that I may later discover facts different from or in addition to those facts now known to me or believed by me to be true with respect to any or all of the matters covered by this Agreement, and I agree that this Agreement nevertheless shall remain in full and complete force and effect. I acknowledge that the foregoing waiver was separately bargained for and is a key element and material term of this Agreement.
5.No Disparagement. Executive hereby agrees not to defame or disparage the Company and its affiliates, their respective current or former employees, officers, directors, members, managers, customers, clients, managers, shareholders, partners (general and limited), agents, owners, legal representatives or agents to any individual, company, entity, or person. It being understood that in this Section, “former” means any person or entity Executive knows has had such role or relationship with the Company. Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates and their respective directors, members, officers, or employees.
6.Future Employment. I agree that I am not now or hereafter entitled to employment or reemployment with the Company.
7.Claims Not Waived. I understand that this Agreement does not waive any claims that I may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute or compensation for unemployment insurance of benefits; (b) for vested benefits under any plan currently maintained by the Company that provides for retirement benefits (however, I agree and acknowledge that the payment provided in Section 2 above shall not be considered or included for purposes of any retirement benefit contribution or plan); (c) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (d) my rights to D&O Insurance as set forth in Section 19; (e) any claim for breach of this Agreement; (f) any rights or claims that I may have that arise after the effective date of this Agreement; or (g) any claim that by law cannot be released or waived by private agreement.
8.Government Cooperation. Notwithstanding any provision in this Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in this Agreement or any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange

Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. I acknowledge I do not need the prior authorizations of the Company to engage in such reports, communications or disclosures and I am not required to notify the Company if I engage in any such reports, communications or disclosures.
9.Non-Competition, Confidentiality & Non-Solicitation Obligations.
(a)Obligation to Comply. I acknowledge and reaffirm that both my Employment Agreement and the agreements documenting the LTIP Awards restrict my use of confidential information and trade secrets, my assignment of inventions, my solicitation of Company customers or employees, and my engagement in competitive activities for specified periods after my employment ends, as well as impose my obligation to provide cooperation to the Company after my employment ends, and I reaffirm my obligation to comply with these obligations in accordance with their terms for the duration of the specified periods, and I acknowledge that the severance pay and benefits made available to me in Section 2 are partly provided in return for my agreement to comply with these obligations.
(b)Privileged Information. I acknowledge that I have been privy to information and materials that are protected by the attorney-client privilege, the work product doctrine, and other applicable privileges and doctrines. Such privileged information includes, but is not limited to, information related to legal strategy, tax and financial strategy, legal entity formation, current and former litigation, and threatened litigation (“Privileged Information”). I understand and agree that the disclosure of such Privileged Information will significantly harm the Company and agree to hold the Privileged Information in strict confidence. Further, the Company has not authorized me to disclose any such Privileged Information, and, except as the Company may, in writing, authorize or direct, I will not disclose to any person or use such Privileged Information for so long as the information remains privileged and confidential. I further acknowledge that I am obligated to abide by all applicable ethical obligations owed to the Company, including any and all obligations to abide by legal conflict rules and any other rules that would prohibit me from representing other parties or participating in litigation against the Company.
(c)Confidentiality. Notwithstanding any provision in this Agreement or the Confidentiality Agreements on or prior to the date hereof, nothing contained in any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the SEC possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. In addition, Executive shall not be prohibited from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority, but Executive agrees to waive Executive’s right to recover damages or individual relief that might otherwise result in filing a charge or complaint with the Department of Labor, the Equal Employment Opportunity Commission, or any similar state or local agency. Executive does not need the prior authorizations of the Company to engage in such cooperation, reports, communications or disclosures and Executive is not required to notify the Company if he engages in any such cooperation, reports, communications or disclosures.
(d)Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or my Employment Agreement or the Confidentiality Agreements) diminishes or limits any protection granted by law to trade secrets or relieves me of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or the Confidentiality Agreements) is intended to discourage me from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:
(i)An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(ii)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or the Confidentiality Agreements) shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
(e)Severability. The provisions in this Section of this Agreement shall be considered separate and independent from each other and any other sections of this Agreement. However, because it is expressly acknowledged that the payment and benefits in Section 2 of this Agreement are provided, in part, as consideration for the obligations imposed upon me under Section 9, should any court of competent jurisdiction determine that any of the provisions under these Sections is unlawful or unenforceable, such that I need not honor any single provision and I do not honor such provision, then I agree that I shall not receive such payments and benefits provided for in Section 2 of this Agreement, and I shall promptly repay to the Company any and all such payments and benefits I previously received, with the exception of One Thousand Dollars ($1,000.00). If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
10.Other Terms and Acknowledgments. Notwithstanding any provision of this Agreement to the contrary, I acknowledge and agree that:

(a)Non-Admission. I and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that I have any claim against the Company.
(b)Voluntary Agreement. I acknowledge and state that I have read this entire document and understand all of its terms and have entered into this Agreement knowingly and voluntarily and that I have not been pressured in any way to sign this Agreement by the Company or by any of the other Releasees.
(c)Consulting An Attorney. I acknowledge that the Company has told me in writing that I should consult an attorney of my own choice and at my own expense about this Agreement and every matter that it covers before signing this Agreement.
11.Obligation to Pay Attorney Fees and Costs. The Parties will each bear their own attorneys’ fees and costs in connection with drafting and negotiation of this Agreement. In the event that either Party is required to file any legal proceeding to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover, in addition to any legal or equitable relief to which the prevailing Party may be entitled under applicable law, the Party’s reasonable costs, including attorneys’ fees, incurred in connection with the enforcement of any provision of this Agreement. Further, I understand and agree that if I violate any material commitments I have made in this Agreement, the Company may seek to recover the severance payments and benefits paid or payable to me under this Agreement.
12.Exception to Attorney Fees Obligation. The obligation to pay the Company’s attorney fees and costs does not apply to an action by me regarding the validity of this Agreement under the ADEA.
13.Complete Agreement. Except as provided in Section 9 (which incorporates all covenants from the Employment Agreement and LTIP Awards) and the definition of “Cause” contained in the Employment Agreement, I understand and agree that this document contains the entire agreement between me and the Company relating to my employment and the termination of my employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that I may not rely on any such prior agreements or discussions. However, for the avoidance of doubt, to the extent the language, terms, and/or conditions of this Agreement conflict with any language, terms, and/or conditions in the Employment Agreement, or any other agreement, the Company and I agree and acknowledge that the language, terms, and/or conditions of this Agreement will govern and be controlling.
14.Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after I sign it and return it to the company representative indicated below and have not revoked it. During that seven (7)-day period I may revoke my acceptance of this Agreement by delivering to the company representative indicated below a written statement stating I wish to revoke this Agreement or not be bound by it. In addition, I understand and agree that this Agreement may be executed by me and the Company in counterparts and that facsimile or copy signatures shall be considered just as effective as original signatures.

15.Final and Binding Effect. I understand that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement I may be giving up legal rights.
16.Intentionally Omitted.
17.Return of Property. I acknowledge an obligation and agree to return all Company property, unless otherwise specified in this Section. This includes, whether in paper or electronic form, all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles (subject to the specific vehicle lease provisions previously established), and any other property of the Company. In addition, I agree to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property. Further, I acknowledge an obligation and agree not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops, subject to ordinary business practices and records retention policies.
18.Divisibility of Agreement or Modification by Court. I understand that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. I agree that in the event that any provision of this Agreement is held to be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then I understand and agree that such provision shall be considered expunged (eliminated), and I further agree that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by me after the expungement (elimination) of the invalid provision.
19.D&O Insurance. Following the Separation Date, Executive will continue to be entitled to indemnification to the maximum extent provided by law for claims, causes of action, litigation (and litigation expenses), losses or damages relating to his service as an officer and/or director of the Company, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Executive, unless authorized by the Board of Directors of the Company. Such indemnification shall be covered by the terms of the Company’s policies of insurance for directors and officers of the Company in effect from time to time (the “D&O Insurance”).
20.Representations. By signing this Agreement, I represent that I have read this entire document and understand all of its terms.

21.Performance Through Separation Date; Bring Down Agreement.
(a)I understand and acknowledge that my receipt of the pay and benefits provided in Section 2 is contingent on my continued performance of my duties and responsibilities at a level acceptable to the Company through the Separation Date. Further, should I be terminated prior to the Separation Date for Cause (as defined in the Employment Agreement), or if I resign my employment prior to the Separation Date without the written consent of the Company, then this Agreement shall be considered null and void and of no effect and I shall not receive any of the pay or benefits outlined in Section 2 above.
(b)In the event that subsequent to the date hereof and prior to the second anniversary of the Separation Date, the Company acquires evidence that I have failed to abide by my continuing obligations under Section 9 of this Agreement or Section 6 or 7 of the Employment Agreement or any LTIP Award then, in addition to any and all rights that the Company shall have under contract or law, I shall promptly return to the Company all severance or benefit payments set forth in Section 2 of this Agreement, with the exception of $1,000, which I agree shall remain the consideration for the release of claims set forth in Section 4 herein.
(c)I also agree that in order to be eligible to receive the payments and benefits outlined in Section 2 above: (i) I will be required to sign and not revoke an agreement reaffirming my release of claims under Section 4 as of and through my Separation Date (the “Bring Down Agreement”) substantially in the form attached as Exhibit A; and (ii) at the request of the Company, I will promptly deliver one or more resignation letters resigning from such titles and appointments I may hold with the Company, its subsidiaries and affiliates, as identified by the Company. I will also return any property not previously otherwise returned in accordance with Section 17.
22. 45-Day Consideration Period. I may consider whether to sign and accept this Agreement for a period of forty-five (45) days from the day I received it. If this Agreement is not signed, dated and returned to the company representative identified below within forty-six (46) days, the offer of severance payments and benefits described in Section 2 will no longer be available. I acknowledge that should I sign and return this Agreement within the 45-day period, I am knowingly waiving whatever additional time I may have up to the conclusion of the 45-day period.
23.Comparative Data. I acknowledge that I have received with this Agreement a list for my facility of the job titles of those affected by the current layoff or restructuring to date and the ages of those affected and not affected in those job classifications as set forth in Exhibit B. Only the employees selected for layoff are eligible for or offered separation benefits in exchange for signing a waiver and release. To actually receive the separation benefits, the individuals, including Executive, must timely sign and not revoke a separation and release agreement (this Agreement in the case of Executive).
24.Tax Consequences. The Parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be compliant with or exempt from Section 409A. Notwithstanding the foregoing, the Company shall have no obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. Executive acknowledges that since Executive is a “specified employee” (within the meaning of Section 409A) at the time of the Separation Date, the payment of any amount under this Agreement that is considered deferred compensation subject to Section 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Section 409A(a)(2) (B)(i), for six (6) months after Executive’s separation from service or, if earlier, Executive’s death (the “409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any severance payments shall be made as scheduled.
(i)Notwithstanding anything herein to the contrary, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.
(ii)To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
25.Dispute Resolution. To the maximum extent permitted by law, any dispute or claim relating to or arising out of this Agreement or my employment with the Company, other than relating to Section 9 of this Agreement (collectively “Disputes”), both the Company and I agree to arbitrate such Disputes and agree that such Disputes will be resolved by binding arbitration conducted by the American Arbitration Association (“AAA”). This Section of this Agreement is an agreement to arbitrate and is a contract governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. Arbitration will be held in the state where my employment with the Company was located, as determined by the Company, in accordance with the AAA’s National Rules for the Resolution of Employment Disputes; provided, however, that for any employee who primarily resides and works in California, discovery shall be permitted to the full extent authorized by the California Code of Civil

Procedure, and the time limitations of California law shall apply, and California law shall apply to motions for summary adjudication, summary judgment, and/or other similar motions. The prevailing Party shall be entitled to the recovery of its attorney’s fees and costs incurred to the extent permitted or provided by applicable law; provided that if both parties prevail in part, the reasonable attorney’s fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims. The Parties shall mutually select an arbitrator. The Parties mutually agree that the arbitrator shall have no authority to award punitive or exemplary damages to the prevailing Party, unless otherwise permitted or required by applicable law. Each Party shall pay fifty percent (50%) of the cost of the arbitration, except that any arbitration costs and expenses that are unique to arbitration or are in excess of the costs of filing the same claim in a court of competent jurisdiction, shall be borne by the Company. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. THE PARTIES EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO PURSUE ANY CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE CLAIMS TO THE MAXIMUM EXTENT ALLOWED BY LAW. To the extent a class or collective action or representative claim may not be waived, I agree to stay any such claims until after all claims subject to arbitration are fully resolved. Notwithstanding anything to the contrary, nothing in this Agreement shall be interpreted to mean that I am precluded from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority.
26.Claims under Section 9. With respect to any controversy, claim or dispute under Section 9 of this Agreement, the parties each hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Delaware or in a State Court in Delaware. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to Section 9 of Agreement in a forum other than a forum described in this Section; provided, however, that nothing herein shall preclude either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section or enforcing any judgment obtained by the Company. The agreement of the parties to the forum described in this Section is independent of the law that may be applied in any suit, action, or proceeding, and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section, and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
27.Waiver of Jury Trial; Service. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that service of process may be made on such party by mailing copies of such process to such party at such party’s address on file and that service made pursuant to the foregoing shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
28.Applicable Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.
29.Severability. The sections and sub-sections of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Specific to the covenants in Sections 5, 6, 9, 17, and 25, if any court of competent jurisdiction holds the geographic, business, or temporal scope of any restrictive covenant in this Agreement to be invalid or unenforceable, then such restrictive covenant will be construed as a series of parallel restrictive covenants and the geographic, business, or temporal scope of such restrictive covenant will be deemed modified (including by application of any “blue pencil” doctrine under applicable law) to the minimum extent necessary to render such restrictive covenant valid and enforceable. However, because it is expressly acknowledged that the payment and benefits in Section 2 of this Agreement are provided, in part, as consideration for the obligations imposed upon me under Sections 5, 6, 9, 17, and/or 25, should (x) I challenge those obligations or (y) any court determine that any provision under these Sections is unlawful or unenforceable, such that I need not honor any single provision and I do not honor such provision, then I agree that I shall not receive such payments and benefits provided for in this Agreement (including any payments or benefits under Section 2 of this Agreement), and I shall promptly repay to the Company any and all such payments and benefits I previously received, in excess of such payments in the amount of One Thousand Dollars ($1,000), which I agree shall remain the consideration for the release of claims set forth in Section 4 herein.
30.Taxes. Notwithstanding anything herein to the contrary, all payments in this agreement shall be subject to deduction of applicable taxes and the Company and its affiliates may withhold from any amounts payable to Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
31.Clawback. Executive acknowledges that to the extent required by applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or Company policy, or by applicable award agreement, bonus and other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement.
32.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and the beneficiaries, executors, administrators, heirs and successors of Executive. This Agreement shall inure to the benefit of the Company and its successors and assigns, and it is agreed and understood that the Company may freely assign this Agreement at any time without Executive’s consent. Executive, however, may not assign, and is prohibited from assigning, this Agreement in whole or in part. Any purposed assignment of this Agreement by Executive shall be null and void.
33.No Third Party Beneficiaries. Nothing in this Agreement, express or implied, (i) is intended to or shall confer upon any person other than the Parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; or (ii) shall create any obligation on the part of the Company or any Releasee other than as explicitly set forth in this Agreement.
34.Execution of Other Documents. Upon the Separation Date, unless the Company requests otherwise, Executive shall be deemed to have resigned, effective immediately, from all positions, offices, directorships, memberships, and other positions he held with the Company, and Executive shall execute any documents reasonably required to effectuate the foregoing. Executive’s prompt execution of such documents shall be a condition precedent to the receipt of severance benefits as set forth in this Agreement and failure to do so shall result in a termination for Cause.
[Remainder of Page Left Blank; Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
SPECTRUM BRANDS HOLDINGS, INC.
By:
Name:    Ehsan Zargar
Title:    EVP, General Counsel and Corporate Secretary
Date:    September 3, 2025
EXECUTIVE
By:
Name:    Jeremy W. Smeltser
Date:    September 3, 2025

Exhibit A
December 31, 2025
Spectrum Brands Holdings, Inc.
3001 Deming Way
Middleton, Wisconsin 53562
Facsimile: (608)278-6363
Attention: General Counsel
Re:    Bring Down Agreement - Second Release and Waiver of Claims
Reference is hereby made to that certain Separation Agreement (the “Separation Agreement”), dated as of September 3, 2025, between Jeremy W. Smeltser (“Executive” or “I”) and Spectrum Brands Holdings, Inc. (the “Company”). Capitalized terms used but not defined in this letter (this “Bring Down Agreement”) shall have the meaning given to such terms in the Separation Agreement. As contemplated by Section 21 of the Separation Agreement, this Bring Down Agreement sets forth Executive’s second release and waiver of claims as of the Separation Date.
1.Release and Waiver of Claims by Executive
(a)THIS BRING DOWN AGREEMENT PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EXECUTIVE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EXECUTIVE SIGNS THIS RELEASE, EXECUTIVE MUST READ THIS SECTION 1 CAREFULLY, AND MAKE SURE THAT EXECUTIVE UNDERSTANDS IT FULLY.
(b)I understand and agree that my acceptance of this Bring Down Agreement means that, except as stated in Section 1(c), I am knowingly, voluntarily, fully, finally, and completely forever waiving and giving up each and every claim, grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature against the Company, its incorporated and unincorporated subsidiaries and affiliates and any successors or assigns of the foregoing, as well as each of their current or former employees, attorneys, partners, members, agents, assigns, representatives, designees, insurers, benefit plans and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective current or former officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees, and the assigns, heirs, privies, predecessors, successors, and insurers of each such person or entity in their individual, corporate, or official capacities (collectively, the “Releasees”), including, without limitation, all claims that in any way relate to, arise from, or are in any way connected with my employment with and/or separation from the Company and its affiliates, regardless of whether or not same (i) is presently known or unknown, (ii) has been specifically referenced, claimed, or asserted by me, or (iii) is statutory, contractual, or at common law in nature or basis. I acknowledge and agree that I am not aware of any unlawful activity or accounting or other disputes with the Company and the separation of employment is not as a result of any accounting dispute. Without limiting the generality or comprehensiveness of the above Section, I knowingly, voluntarily, fully, finally, and completely waive, release, and forever discharge the Releasees from all known and unknown claims, actions, causes of action, or demands existing as of the date of this Bring Down Agreement, including without limitation any and all claims for injunctive relief; attorneys’ fees;

expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; any claims I may have under, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Worker Benefits Protection Act, the Family and Medical Leave Act of 1993, the statutory and regulatory laws and common law of Wisconsin, Missouri, and any other state, municipality, or locality, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other civil rights statutes; harassment and/or discrimination because of protected characteristics (including, sex, race, color, national origin, religion, age, disability, veteran’s status), the filing of a workers’ compensation claim, or other protected classification; failure to accommodate; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss or diminution in value; negligence; gross negligence; assault or battery; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.
(c)Waiver of Unknown Claims. It is my intention and the Company’s intention that the release above should be construed in the broadest sense possible and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected, that I may have against the Company, and its agents, successors, assignees and representatives. I further acknowledge that I may later discover facts different from or in addition to those facts now known to me or believed by me to be true with respect to any or all of the matters covered by this Bring Down Agreement, and I agree that this Bring Down Agreement nevertheless shall remain in full and complete force and effect. I acknowledge that the foregoing waiver was separately bargained for and is a key element and material term of this Bring Down Agreement.
(d)Future Employment. I agree that I am not now or hereafter entitled to employment or reemployment with the Company.
(e)Claims Not Waived. I understand that this Bring Down Agreement does not waive any claims that I may have: (i) for compensation for illness or injury or medical expenses under any workers’ compensation statute or compensation for unemployment insurance of benefits; (ii) for vested benefits under any plan currently maintained by the Company that provides for retirement benefits (however, I agree and acknowledge that the severance pay and benefits provided in Section 2 of the Separation Agreement shall not be considered or included for purposes of any retirement benefit contribution or plan); (iii) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (iv) any rights to D&O Insurance as set forth in Section 19 of the Separation Agreement; (v) any claim for breach of this Bring Down Agreement; (vi) any rights or claims that I may have that arise after the effective date of this Bring Down Agreement; or (vii) any claim that by law cannot be released or waived by private agreement.
2.Executive Acknowledgments.
By executing this Bring Down Agreement, Executive agrees and acknowledges that:

(a)I and the Company both acknowledge and agree that nothing in this Bring Down Agreement is meant to suggest that the Company has violated any law or contract or that I have any claim against the Company;
(b)I acknowledge and state that I have entered into this Bring Down Agreement knowingly, freely, and voluntarily and that I have not been pressured in any way to sign this Bring Down Agreement by the Company or by any of the other Releasees;
(c)I acknowledge that the Company has told me in writing that I should consult an attorney of my own choice and at my own expense about this Bring Down Agreement and every matter that it covers before signing this Bring Down Agreement;
(d)I understand all of the terms of this Bring Down Agreement, and such terms are fair and reasonable, and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee;
(e)I have been provided a reasonable period of time (e.g., at least forty-five (45) days) to review and consider signing this Bring Down Agreement;
(f)I have been informed that I have a period of seven (7) calendar days after the date of delivery of a signed Bring Down Agreement to the Company (at Spectrum Brands Holdings, Inc., 3001 Deming Way Middleton, Wisconsin 53562; Attention: General Counsel) in which I may revoke this Bring Down Agreement (the “Revocation Period”), and that revocation must be made by delivery of written notice of revocation to the Company at Spectrum Brands Holdings, Inc., 3001 Deming Way Middleton, Wisconsin 53562; Attention: General Counsel prior to the end of the Revocation Period;
(g)I am not relying on any representation or statement made or contained outside of those set forth in this Bring Down Agreement and I expressly disclaim reliance on any such representation or statement; and
(h)I understand that I will not be entitled to any severance pay or benefits in the event I do not execute this Bring Down Agreement or I revoke my execution of the Bring Down Agreement during the Revocation Period.
3.Protected Rights. Notwithstanding any provision in this Bring Down Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company or any subsidiaries or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. In addition, Executive shall not be prohibited from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority, but Executive agrees to waive Executive’s right to recover damages or individual relief that might otherwise result in filing a charge or complaint with the Department of Labor, the Equal Employment Opportunity Commission, or any similar state or local agency. Executive does not need the prior authorizations of the Company to engage in such cooperation, reports, communications or disclosures and Executive is not required to notify the Company if Executive engages in any such cooperation, reports, communications or disclosures.

4.Incorporation by Reference. For the avoidance of doubt, Sections 1 - 4 and Sections 6-33 of the Separation Agreement are incorporated herein by reference and shall apply to this Bring Down Agreement as if set forth herein, unless the context clearly indicates otherwise.
Jeremy W. Smeltser

Date:

Exhibit B

Spectrum Brands Holdings, Inc. (the “Company”) has decided to reorganize and reduce segments of its workforce and offer severance to selected employees (the “group termination program”). As an eligible employee in the group termination program, you are part of the decisional unit that included all employees at the level of Senior Vice President or Chief Financial Officer within the Company’s Finance function and its sub-functions of the Company. The criteria considered in deciding whether to select employees in this decisional unit for inclusion in the group termination program were job duties/function, job skills, experience, expense, prior or concurrent separations, job performance and/or job elimination based on business needs.
In connection with the foregoing, you and other employees selected for a group termination program are eligible to receive certain severance benefits from the Company as described in the attached Separation Agreement (“Agreement”) that the Company has given you to consider. To receive the severance benefits described in the Agreement, you must sign the Agreement and return it as instructed in the Agreement, no earlier than your separation date and no later than 45 days from the date you received the Agreement. Federal law requires that when an employee who is 40 or more years of age is offered benefits and asked to sign a separation agreement and release in connection with a group employment termination program, the employee must be provided certain information.
The Company is providing you with information showing the ages and job titles of employees in the decisional unit who are eligible and ineligible for severance benefits. The employees who are listed as “eligible” are those whose positions will be eliminated as part of this group employment termination program and who are eligible for severance in exchange for signing a Separation Agreement. If an employee is listed as “ineligible,” this is because, as of the date indicated below, the employee’s employment will not be terminated as part of this group employment termination program or the employee is not otherwise eligible for severance. Footnotes, if any, in the chart provide additional information regarding eligibility and other information.
As set forth in the Agreement, you have up to 45 days to review and sign the Agreement and return it to the Company. You will also have 7 calendar days after you sign the Agreement to change your mind and revoke the Agreement. You will not receive the money and benefits described in the Agreement until this period expires.
The chart included in Annex 1 to Exhibit B was prepared as of September 1, 2025, with dates as of September 1, 2025. This information is subject to change and may be affected by future employment decisions. If you have any questions about this information, contact Ehsan Zargar, EVP, General Counsel and Corporate Secretary.

Annex 1 to Exhibit B

Job Title	Age of Eligible as of September 1, 2025	Age of Ineligible as of September 1, 2025
Executive Vice President, Chief Financial Officer	50	N/A
Senior Vice President, Tax & Treasury	55	N/A

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